UNITED STATES

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DARDEN RESTAURANTS, INC.

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NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407)245-5288
(Media) Bob McAdam	(407)245-5404

DARDEN MAILS LETTER TO SHAREHOLDERS

Board Recommends Darden Shareholders Vote “FOR ALL” of Darden’s Eight Highly Qualified, Independent Director Nominees on BLUE Proxy Card Today

ORLANDO, Fla., – September 18, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today announced that it is mailing a letter to shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders to be held on October 10, 2014. Darden’s letter to shareholders and other materials regarding the Board’s recommendation for the 2014 Annual Meeting can be found on the Company’s website and at www.DardenAnnualMeeting.com.

Highlights of the letter include:

•	The upcoming Annual Meeting presents Darden’s shareholders with the key decision between what we believe are two different approaches – and shareholders’ choice could impact the progress we are making and the value of shareholders’ investment in Darden, including the Company’s $2.20 per share annual dividend.

•	We believe the fresh perspectives from Darden’s new director nominees combined with the experience and insights from Darden’s continuing directors will support superior growth and value creation going forward. In addition, we are leaving four seats to be filled by Starboard’s nominees, ensuring that they will be able to directly participate in Darden’s ongoing transformation.

•	Darden’s current Board is committed to thoughtful and productive change, and to reviewing all alternatives with a focus on sustainable growth and value creation for all shareholders.

•	Although Darden has left four seats to be filled by Starboard nominees, we believe allowing Starboard to take total control of Darden could introduce significant risks to shareholder value, particularly given the progress we are already making. Further, we do not believe it is necessary for shareholders to elect an entirely new Board to implement the operating initiatives at Olive Garden® that are already underway and delivering encouraging results.

•	We are also troubled by certain other Starboard suggestions for Olive Garden that we believe would undermine progress that is improving both food quality and guest experience. Starboard’s advisory team for these suggestions has a mixed track record, which raises additional questions about the actual value potential of these operating suggestions it has proposed.

•	We believe Starboard’s proposed directors have significant experience gaps and many ties to Starboard and to each other, which raise further concerns to us about their independence.

•	We believe Darden’s new and continuing Board nominees have the qualifications and requisite experience to provide effective and independent oversight and direction, and to recruit and select an exceptionally qualified Chief Executive Officer to build on the momentum we are achieving. All of Darden’s director nominees share the common goal of enhancing shareholder value, and are prepared to work collaboratively with all of the new directors, including the Starboard nominees, to achieve this objective.

September 18, 2014

Dear Darden Shareholder:

Positive change and improvement is underway at Darden.

We have announced a new slate of nominees for Darden’s Board of Directors, including four new independent director nominees and four continuing independent nominees. Following the upcoming Annual Meeting, which will be held on October 10, 2014, the new Board will elect a new independent Board chair and will also reconstitute all of the Board’s committees. As part of this reconstituted Board, eight of Darden’s 12 directors would be new to the Board this year. We are confident that these Board changes, together with the current search for a new Chief Executive Officer, will result in a comprehensive and positive change to Darden’s corporate governance.

However, the positive change underway at Darden goes well beyond corporate governance. The actions we are taking to reinvigorate restaurant performance, reduce costs, and focus on opportunities with the highest value-creating potential are delivering results:

•	The Olive Garden® Brand Renaissance is underway, and the improvements we are seeing in guest satisfaction and traffic trends reinforce our confidence in Olive Garden’s potential.

•	Our efforts to develop LongHorn Steakhouse® into America’s favorite steakhouse are on track. In fiscal 2014, LongHorn’s same-restaurant sales (SRS) grew 2.7% year-over-year and exceeded the industry by 3.8 percentage points. This momentum carried into the 2015 fiscal first quarter with SRS up 2.8%.

•	We are continuing to build on the solid performance at Specialty Restaurants, which include The Capital Grille®, Bahama Breeze®, Seasons 52®, Eddie V’s® and Yard House®. In fiscal 2014, total sales exceeded $1.2 billion, a 25.2% increase from the prior year, and blended SRS grew 1.6%. In the 2015 fiscal first quarter, blended SRS grew 2.1%. We are confident that we will reach our goal of $1 billion in incremental sales from our Specialty Restaurant brands over the next five years.

•	Transformative changes over the past five years in selected operating support areas (including supply chain, labor optimization, and water and energy usage) have reduced costs by $150 million annually. We are on track to further meaningfully reduce operating support costs. In fiscal 2015, selling, general and administrative (“SG&A”) expenses as a percentage of sales are expected to be the lowest since Darden became a public company.

•	Strong cash flows and prudent capital allocation have enabled us to return significant capital to shareholders through Darden’s industry-leading $2.20 per share annual dividend – which has doubled in the last three years – and a new share repurchase program of up to $700 million in fiscal 2015.

The upcoming Annual Meeting presents Darden’s shareholders with the key decision between what we believe are two different approaches – and your choice could impact our ability to continue this progress and the value of your investment in Darden, including the Company’s $2.20 per share dividend:

•	Either, vote FOR Darden’s new slate of independent director nominees, which we believe provides a balance of fresh perspectives from four new, highly qualified independent nominees, continuity of experience and insight from four continuing independent nominees, and four seats to be filled by Starboard;

•	Or, the Starboard Value L.P. and its affiliates (“Starboard”) slate of nominees, which results in a full Board turnover and, in our view, significant associated risks and destabilization, and that also gives a single minority shareholder total effective control over all decisions regarding Darden’s strategic direction and leadership, including the selection of Darden’s next Chief Executive Officer. Starboard has made clear that it intends to exercise that total control, if the Starboard slate is elected.

WE BELIEVE THE CHOICE IS CLEAR. VOTE FOR DARDEN’S CONTINUED SUCCESS.

VOTE THE BLUE PROXY CARD TODAY.

Darden’s Balanced Approach – Our View

•	Balanced Board with new perspectives, business continuity and shareholder representation

•	Comprehensive plan to drive profitable growth and optimize operating costs

•	Industry-leading management team focused on Olive Garden Brand Renaissance and Company-wide operational improvement

•	Disciplined approach to investment and return of capital to shareholders

•	A plan expected to enable maintenance of the $2.20 per share annual dividend

•	Effective CEO search process that will objectively identify and attract the best leader for Darden

•	Rigorous and disciplined process to continually review strategic alternatives

•	Continued engagement with investors and response to feedback

Total Control to Starboard – Our View

•	Control to rapidly implement an externally-developed strategy that was prepared without any foundation in the specifics of our current business

•	Control to drive near-term execution of financial engineering transactions based on external analysis without an assessment of the long-term implications

•	Control to dictate employment of handpicked senior management and brand leaders and risk loss of key operating leaders

•	Difficulty in attracting and recruiting an exceptionally qualified CEO in the face of Starboard having predetermined the new CEO’s agenda, operating plan and business strategy

•	Potential to jeopardize our progress on the Olive Garden Brand Renaissance, investment grade credit profile, and $2.20 per share annual dividend

•	Advisory team with track record of mixed results and Board slate with significant gaps in experience

We urge you to protect the value of your investment by voting ONLY on the BLUE proxy card “FOR ALL” of Darden’s highly qualified, experienced and independent director nominees: Michael W. Barnes, Gregory L. Burns, Jeffrey H. Fox, Christopher J. Fraleigh, Steve Odland, Michael D. Rose, Maria A. Sastre and Enrique Silva. Shareholders may vote by mail, phone or internet following the instructions on the BLUE proxy card. If you have any questions regarding the vote, call our proxy solicitor, Innisfree M&A Incorporated, at (877) 825-8631.

CAUTION: Any vote on the white card is a vote for Starboard’s control slate as it could revoke any previous proxy you submitted using the BLUE proxy card. Only your latest-dated proxy counts. We urge shareholders – DO NOT SIGN OR RETURN ANY WHITE CARD. SIMPLY DISCARD IT.

DARDEN’S CURRENT BOARD HAS A RECORD OF SUPERIOR LONG-TERM PERFORMANCE AND VALUE CREATION.

WE BELIEVE THE FRESH PERSPECTIVES FROM DARDEN’S NEW DIRECTOR NOMINEES COMBINED WITH THE EXPERIENCE AND INSIGHTS FROM DARDEN’S CONTINUING DIRECTORS WILL SUPPORT SUPERIOR GROWTH AND VALUE CREATION GOING FORWARD.

Your company has a solid foundation in place – a portfolio of unique and differentiated brands, a cost-effective operating support platform, a strong management team and 150,000 employees who are working together to continue Darden’s legacy of innovation and success. In considering the upcoming director election, we urge shareholders not to let more recent results overshadow Darden’s many strengths and long-term achievements. For example:

•	With consolidated annual sales from continuing and discontinued operations of $8.76 billion in fiscal 2014, the Company achieved a compounded annual growth rate of 6% over the past ten years.

•	Cumulative same-restaurant sales for our continuing brands over this same period were approximately 29.2 percentage points higher than the Knapp-Track casual dining index, our industry’s benchmark.

•	Darden’s average unit volumes, margins and restaurant-level returns are among the best in the industry. For example, Darden’s restaurant-level margins on a continuing basis are 23.5% (excluding rent expense), well ahead of our peer average of 22.6%.[1]

•	Darden’s consolidated cash flows from operations have totaled $7.6 billion over the past decade, enabling us to return nearly $4 billion to shareholders through dividends and share repurchases during that period – a level of capital return that has far outpaced the industry – even as we continued to invest in key growth initiatives.

•	For four consecutive years, Darden has been named one of Fortune 100’s Best Companies to Work For, reflecting the passion, commitment, support and confidence that Darden’s employees have in the Company.

This superior financial performance has supported significant value creation. Darden has delivered a total shareholder return of approximately 210% over the past decade, outperforming the S&P 500 and the Company’s peer group by 133 and 149 percentage points, respectively2.

[1]	Source: Most recent 10K filings. Peers throughout include Bloomin’ Brands, Inc., Brinker International, Inc., The Cheesecake Factory Incorporated and Ruby Tuesday, Inc. Reflects latest reported fiscal year, Darden Restaurant Level Margins shown on a continuing basis. Restaurant Level Margins = (Company owned restaurant sales – food & beverage expenses – restaurant labor – restaurant expenses (excluding rent and marketing) - pre-opening expenses) / Company owned restaurant sales.
[2]	Source: Bloomberg as of 15-Sep-2014. Bloomin’ data since initial public offering on 07-Aug-2012. Total shareholder return calculated as share price appreciation plus reinvested dividends.

By joining the fresh ideas and new perspectives provided by Darden’s four new independent nominees with the experience and insights from Darden’s four continuing independent directors, we believe that we can advance the progress we are making to improve performance across our brands. As we accelerate this progress, we expect it to support the superior financial performance and shareholder returns for which Darden has historically been known.

(CAUTION: Starboard’s September 11, 2014 presentation materials show misleading stock performance charts. Buried in the footnotes are details showing that Starboard has cherry picked an end date of March 14, 2014 – six months ago – which we believe results in a grossly inaccurate and misleading portrayal of Darden’s actual comparable stock performance to date. In addition, we believe Starboard has selectively picked dates to inaccurately portray Darden’s stock performance following the sale of Red Lobster, here choosing an end date of July 25, 2014, almost two months ago. Contrary to Starboard’s claims, Darden’s stock is nearly unchanged and has outperformed its peers since the announcement.)

DARDEN’S CURRENT BOARD IS COMMITTED TO THOUGHTFUL AND PRODUCTIVE

CHANGE AND TO THE EXPLORATION OF ALL ALTERNATIVES.

WE HAVE A HISTORY OF TAKING DECISIVE ACTION TO TRANSFORM DARDEN TO

DRIVE GROWTH AND VALUE CREATION.

Significant changes within the restaurant industry and for casual dining in particular have impacted Darden’s results. To address these challenges, Darden’s Board, including its four continuing nominees, has taken a number of proactive steps, including making important corporate governance enhancements, to best position Darden for continued improvement and sustainable, lasting success:

•	In December 2013, prior to Starboard’s activist involvement, we announced a comprehensive plan to address changing industry dynamics and leverage the benefits of the Company’s industry leadership position. This plan included separating Red Lobster, reducing new unit growth, suspending acquisitions, increasing operating support cost savings, and increasing return of capital to shareholders. We have advanced each of these initiatives and, looking ahead, we believe we have laid the foundation for improved financial performance and an even stronger future;

•	As part of these changes to our strategic direction, the Board and its independent Compensation Committee, following consultation with shareholders, significantly amended compensation and incentives for senior management to more directly emphasize same-restaurant sales growth and free cash flow and create further alignment with shareholder priorities. We are pleased that these changes have been well received by our shareholders and industry analysts since we announced them in December;

•	In March, we announced the Company’s priorities for growth and value creation, including the Olive Garden Brand Renaissance, driving profitable growth at LongHorn Steakhouse and the Specialty Restaurant brands, further optimizing the Company’s cost structure, and maintaining a balanced approach to capital allocation that is consistent with our commitment to maintain Darden’s $2.20 per share annual dividend. We are successfully executing on each of these priorities;

•	In July, we launched a succession plan for Darden, including a search for a new Chief Executive Officer, to identify the best leader to help build on the progress we are making; and

•	In connection with the Company’s leadership succession plan, we amended Darden’s corporate governance policies to provide for the separation of the Chairman and Chief Executive Officer roles.

WE ARE CONCERNED THAT CEDING TOTAL CONTROL TO STARBOARD WOULD BE SIGNIFICANTLY DISRUPTIVE AND DESTABILIZING, PARTICULARLY GIVEN THE PROGRESS WE ARE MAKING.

As with all aspects of Darden’s business, Darden’s reconstituted Board will continuously review all alternatives with a focus on delivering long-term enhancements to value for all Darden shareholders. In this regard, Starboard’s ideas have been and will continue to be carefully considered. Many of the concepts which Starboard touts and seeks to present as new are in fact already being executed. Similarly, maximizing value from the Company’s real estate and brand portfolio is a primary consideration for the Board. But the optimal timing for taking action on such initiatives is a matter to be seriously discussed, not forced upon the Company, its shareholders, guests and employees by a single, short-term oriented minority investor and its outside consultants.

We are concerned that Starboard’s nominees have pre-committed to Starboard’s plan and that much of Starboard’s agenda is based on short-term financial engineering considerations and supported by optimistic assumptions that could jeopardize Darden’s $2.20 per share annual dividend, Darden’s credit profile, and the continued progress on the Olive Garden Brand Renaissance.

Further, we are concerned that replacing the entire Darden Board, as Starboard is seeking to do with its pre-committed nominees, would dis-incentivize constructive, creative leadership and create a climate intolerant of independent ideas that could be significantly destabilizing to the Company, particularly considering the “people facing” nature of our industry. In our view, such immediate, wholesale change, as advocated by Starboard, ignores the risks associated with a Board that has no direct knowledge of Darden’s current operations or of the substantial actions underway to improve performance. Given the positive momentum we are achieving in Darden’s operations, we believe it is a very poor time for the radical change that Starboard is seeking.

Such disruptive change, particularly given the ongoing search for a new Chief Executive Officer, could be detrimental to Darden, the experience of our guests, and our ability to continue making the operational improvements that are necessary to drive shareholder value.

Many industry analysts also recognize that removing all of Darden’s directors – and the knowledge and experience they provide – could derail the progress we are making.3

“We believe Darden’s proposed slate represents a prudent approach in that it would yield a group that could bring fresh perspective to DRI while allowing for some continuity that would not be associated with Starboard’s plan to replace the entire board. We see risk that the replacement of the entire Board (as proposed by Starboard) and broader management changes could cause distraction/disruption that could impede progress on improving core operating fundamentals.” (Baird, 12-Sept-2014)

“management has taken steps to strengthen its business model and create shareholder value, including the sale of the Red Lobster to private-equity firm Golden Gate Capital, a ‘brand renaissance’ for Olive Garden, and the growth of sales for its SRG brands by $1 billion over the next five years. Management has also prioritized operating cost reductions, tying management compensation to same-store sales and profitability metrics, and maintaining its dividend and investment-grade credit rating. Overall, we view these initiatives as sensible and believe they could enhance intangible assets across the company’s brand portfolio while aligning operating costs with peers…. In our view, continued pressure from Starboard and other activist investors could disrupt management’s strategic action plans and adds another layer of uncertainty to future free cash flow projections.” (Morningstar Equity Research, 8-Jul-2014)

[3]	Permission to use quotes was neither sought nor obtained. Underlines added for emphasis.

“We don’t expect the activist to succeed given the limited strategic change it can effect as DRI’s problems go beyond the company and reflect the ongoing challenges in the casual dining industry.” (Susquehanna Financial Group, 23-Jun-2014)

“Activists traditionally aren’t geared towards operating companies. Essentially what you now have is a fundamental story where it is all about the turnaround because the sale of Red Lobster is going to move forward in July as planned, and so does Starboard really think that another board or another management team could do it better? I’m not sure.” (Rachel Rothman of Susquehanna Financial Group, CNBC, 20-Jun-2014)

“While not surprised by Starboard’s move, we see risk that the threat of Board / management changes could cause distraction/disruption that could impede progress on improving core operating fundamentals, which we believe is the primary way for DRI to create shareholder value.” (Robert W. Baird & Co., 22-May-2014)

STARBOARD’S ADVISORY TEAM HAS A MIXED TRACK RECORD RAISING FURTHER

QUESTIONS TO US ABOUT THE ACTUAL VALUE POTENTIAL OF CERTAIN OPERATING

SUGGESTIONS IT HAS PROPOSED.

If Starboard and its nominees do gain control of your company, they have announced their intention to implement a new operating plan. We do not believe it is in shareholders’ interests to elect an entirely new Board, which could impede operating initiatives that are largely already underway and delivering results.

We are also troubled by certain other Starboard suggestions for Olive Garden that we believe would undermine progress that is improving both food quality and guest experience. The questionable track records of the advisors who determined these suggestions further exacerbate the risks and disruption that we believe would result from the full Board turnover that Starboard is seeking. Of the four “advisors” Starboard is paying:

•	Brad Blum, who worked at Darden more than a decade ago – when consumer dynamics and the economic and industry environment were very different. Thus, Mr. Blum’s prior experience at Darden is stale, and neither recent nor relevant.

Further, since leaving Darden, Mr. Blum has worked at or for at least four different restaurant companies, yet he has failed to hold any of these positions for more than two years. While it is not public why Mr. Blum failed to stay in all of these positions, this pattern of short-term tenures is not consistent with the long-term vision and focus needed at Darden.

•	Robert Mock, who appears to us to have job-hopped, holding only one restaurant management position since resigning from Darden in 2002, and, holding that position for less than two years. Based on Darden’s experience with Mr. Mock and his lack of record elsewhere, Darden would not hire Mr. Mock today, much less rely on him to develop an operations plan for your company. We question Starboard’s wisdom in doing so and the value potential of any operating suggestions that would result.

•	Craig Miller, who oversaw significant underperformance during his leadership at Ruth’s Chris. From the IPO of that company to the time Mr. Miller departed, the stock price of Ruth’s Chris fell 67%.

WE BELIEVE STARBOARD’S PROPOSED DIRECTORS HAVE SIGNIFICANT EXPERIENCE GAPS AND MANY TIES TO STARBOARD AND TO EACH OTHER, WHICH RAISE FURTHER CONCERNS TO US ABOUT THEIR INDEPENDENCE.

•	Five of Starboard’s nominees have NO experience as senior executives of large public companies (Betsy Atkins, Peter Feld, James Fogarty, William Lenehan, and Jeff Smith);

•	Four of Starboard’s nominees have NO restaurant, retail, or real estate executive experience whatsoever (Betsy Atkins, Peter Feld, Jeff Smith, and Lionel Nowell); and

•	Four of Starboard’s nominees have been nominated and added to at least one other Board through Starboard, raising doubts to us about whether these Starboard representatives will serve Starboard’s interests ahead of your own (Cynthia Jamison, James Fogarty, Peter Feld, and Jeff Smith).

CAUTION: Shareholders should also be aware that:

•	According to Starboard’s proxy statement regarding Starboard’s director nominees, “each of [Starboard’s] director nominees is committed to the implementation of [Starboard’s] comprehensive turnaround plan for Darden. Therefore, in the event that [Starboard’s] director nominees comprise a majority of the Board following the Annual Meeting, we expect that the Board will implement [Starboard’s] comprehensive turnaround plan for Darden.”

•	Through this statement, it appears that each of Starboard’s nominees has reached a conclusion on the merits of Starboard’s plan – and took a loyalty oath to follow it – without having full knowledge of the Company’s operations, financial performance or actions underway. We believe this underscores the devotion of Starboard’s handpicked nominees to Starboard, rather than to the best interests of all Darden shareholders.

•	This could have implications for Darden’s executive leadership and for objective oversight and stewardship of your company. Indeed, we believe that recruiting an exceptional Chief Executive Officer for Darden could be difficult if all decisions about running the Company were pre-determined and micro-managed by a Board that is lockstep committed to one shareholder’s plan – Starboard’s plan.

We believe Darden’s next Chief Executive Officer should be chosen by an independent Board that represents the interests of all Darden shareholders, not just one. In considering your vote at the Annual Meeting, we urge you to carefully consider that Starboard’s slate is comprised ONLY of nominees hand-picked ONLY by Starboard. We do not believe that such a slate is really the “best” Darden shareholders can do.

In contrast, Darden’s new slate includes four new independent nominees unaffiliated with the Company or Starboard; four highly-qualified continuing independent director nominees; and four seats to be filled by candidates proposed by Starboard. All of Darden’s director nominees are committed to selecting a Chief Executive Officer who will build upon the progress we are making to improve operations and drive shareholder value – not simply an individual who will act according to the direction of the single minority shareholder, Starboard, who selected him/her.

SUPPORT THE PROGRESS WE ARE MAKING AND REJECT THE RISKS ASSOCIATED WITH STARBOARD’S EFFORTS TO TAKE FULL CONTROL OF DARDEN.

We are making progress on our operating plan and believe we are on the right track to once again deliver the exceptional returns that have set Darden apart from our peers.

Darden’s new slate is committed to looking at the Company with a fresh perspective. The Darden slate provides a balance of new perspectives and continuity of expertise, while also being designed to avoid the risks and destabilization that could result from the full Board turnover that Starboard is seeking and control in the hands of this single minority shareholder. All of Darden’s director nominees share the common goal of enhancing shareholder value and are prepared to work collaboratively with all of the new directors, including the Starboard nominees, to achieve this objective.

In contrast, given the associated risk and disruption to Darden’s business that could result in the event of a full Board turnover, we believe that the value of your investment, including the Company’s current $2.20 per share annual dividend, would also be at serious risk were Starboard to take total control of your company and implement its own agenda.

Darden’s Board remains fully committed to acting in the best interests of all Darden shareholders and stands ready to engage with Starboard to resolve this proxy contest.

We urge you to protect your investment by voting the BLUE proxy card today “FOR ALL” of Darden’s nominees.

On behalf of Darden’s Board of Directors, thank you for your continued support.

Sincerely,

/s/ Charles A. Ledsinger Jr.

Charles A. Ledsinger Jr.

Independent Non-Executive Chairman of the Board

YOUR VOTE IS IMPORTANT!

To ensure that your instructions are received timely, we urge you to vote by telephone or Internet by following the easy instructions on the enclosed BLUE proxy card.

Please do NOT execute any White proxy card you may receive from Starboard, as it could revoke any previous proxy you submitted. Only your latest-dated proxy counts.

If you have questions or need assistance in voting your shares,

please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (877) 825-8631

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About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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